UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number   000-23283


                      Franchise Mortgage Acceptance Company
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             (Exact name of registrant as specified in its charter)


     1888 Century Park East, 3rd Floor, Los Angeles, CA 90067 (310) 229-2600
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  /X/               Rule 12h-3(b)(1)(i)   / /
            Rule 12g-4(a)(1)(ii) / /               Rule 12h-3(b)(1)(ii)  / /
            Rule 12g-4(a)(2)(i)  / /               Rule 12h-3(b)(2)(i)   / /
            Rule 12g-4(a)(2)(ii) / /               Rule 12h-3(b)(2)(ii)  / /
                                                   Rule 15d-6            / /

      Approximate number of holders of record as of the certification or notice date: None
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Franchise Mortgage Acceptance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 2, 1999                       By: /s/ Robert J. Flax
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                                                 Robert J. Flax
                                                 Secretary
                                                 of Bay View Capital Corporation
                                                 (successor by merger to
                                                   Franchise Mortgage Acceptance
                                                   Company)